SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report January 17, 2020 (Date of Earliest Event Reported January 14, 2020)

Pope Resources, A Delaware Limited Partnership

(Exact name of registrant as specified in its charter)

Delaware	001-09035	91-1313292
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

19950 Seventh Avenue NE, Suite 200, Poulsbo, Washington 98370

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code (360) 697-6626

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Depositary Receipts (Units)	POPE	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Merger Agreement

On January 14, 2020, Pope Resources, a Delaware limited partnership (the “Partnership”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Rayonier, Inc., a North Carolina corporation (“Rayonier”), Rayonier Operating Company LLC, a Delaware limited liability company (“OpCo”), Pacific GP Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Rayonier (“Merger Sub 1”), Pacific GP Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Rayonier (“Merger Sub 2”), Pacific LP Merger Sub III, LLC, a Delaware limited liability company and a wholly owned subsidiary of OpCo (“Merger Sub 3”), Pope EGP, Inc., a Delaware corporation (“EGP”), and Pope MGP, Inc., a Delaware corporation and the managing general partner of the Partnership (“MGP” and together with EGP, the “General Partners”). The Merger Agreement is filed with this report as Exhibit 1.1 to the original filing of this Current Report on Form 8-K filed on January 15, 2020, and is incorporated by reference herein. The summary of the Merger Agreement provided in this Item 1.01 is not complete and is qualified in its entirety by reference to the Merger Agreement.

The Merger Agreement provides that upon the satisfaction of certain conditions prescribed in the Merger Agreement and summarized below, (i) MGP will merge with and into Merger Sub 1, with Merger Sub 1 as the surviving corporation (“MGP Merger”); (ii) EGP will merge with and into Merger Sub 2, with Merger Sub 2 as the surviving corporation (“EGP Merger” and together with the MGP Merger, the “GP Mergers”); and (iii) Merger Sub 3 will merge with and into the Partnership, with the Partnership as the surviving entity (“Partnership Merger” and together with the GP Mergers, the “Mergers”). Upon consummation of the Partnership Merger, holders of limited partner units of the Partnership (including the depositary receipts therefor, the “Partnership Units”), less the number of Partnership Units held by Rayonier and certain of their respective affiliates, will be entitled to receive, for each Partnership Unit, merger consideration consisting of (i) 3.929 common shares of Rayonier, (ii) 3.929 units of Rayonier Operating Partnership LP, or (iii) $125 in cash. Elections will be subject to proration to ensure that the aggregate amount of cash, on the one hand, and Rayonier common stock and Rayonier operating partnership units, on the other hand, that are issued in the merger would be equal to the amounts issued as if every Partnership Unit received $37.50 in cash and 2.751 Rayonier common shares or Rayonier operating partnership units. If elections for the Rayonier common shares and Rayonier operating partnership units are oversubscribed, then to reduce the effect of such proration Rayonier can, in its discretion, add additional equity (and decrease the amount of cash) payable to the Partnership unitholders making such election. Restricted Partnership Units issued under the Partnership’s equity incentive plan and outstanding at the effective time will be exchanged for restricted Rayonier common shares having terms and vesting schedules substantially equivalent to the restricted Partnership Units for which exchanged. The Merger Agreement also provides for Rayonier to acquire the general partner entities of the Partnership, Pope MGP, Inc. and Pope EGP, Inc. (collectively, the “GP Entities”), for consideration consisting of $10 million of cash (excluding the Partnership Units and certain other assets owned by the GP Entities, all of which will be distributed to the shareholders of the GP Entities immediately prior to closing).

Based on Rayonier’s then 10-day volume-weighted average price, the transaction values the Partnership’s limited partnership equity at $554 million, or $126.91 per Partnership Unit (assuming 70% of the Partnership units are exchanged for equity consideration and 30% are exchanged for cash consideration). Readers are cautioned, however, that because the exchange ratios are fixed, the actual value holders of Partnership Units would receive upon consummation of the Partnership Merger may be more or less than the foregoing values.

After the Mergers are completed, and subject to a 60-day notice period and certain other conditions, the units representing partnership interests in Rayonier Operating Partnership LP (the “OpCo Units”) will be convertible into cash based on the market price of Rayonier’s common shares, or, at the election of Rayonier, exchanged for Rayonier common shares (“Rayonier Shares”) on a 1:1 basis following a 60-day notice period. The terms and conditions of the OpCo Units, including the requirements for a redemption thereof, will be set forth in an Amended and Restated Limited Partnership Agreement of Rayonier Operating Partnership LP that will be adopted prior to the Mergers. The OpCo Units and the Rayonier Shares will be registered on a Registration Statement on Form S-4 to be filed and declared effective under the Securities Act and are tradeable separate and apart from the Rayonier Shares. The Rayonier Shares are traded on the New York Stock Exchange under the symbol “RYN.” The OpCo Units will not be listed on a national securities exchange and there will be no market for OpCo Units other than by way of a redemption and exchange for Rayonier Shares.

Completion of the Mergers is subject to the satisfaction (or waiver, if permissible under applicable law) of customary closing conditions, including the approval of the holders of a majority of the outstanding Partnership Units. The approval measures set forth above is referred to herein as the “Unitholder Approval.”

The Merger Agreement contains representations and warranties and covenants of the parties that the Partnership believes are customary for a transaction of this nature. Among other things, the parties have agreed to use reasonable best efforts to promptly take all actions necessary to obtain all necessary approvals applicable to the Mergers, and to forbear from taking any actions that would result in certain adverse tax treatment or that would reasonably be expected to adversely affect Rayonier’s ability to obtain approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Merger Agreement also requires the parties to take any of the following measures if necessary to obtain antitrust approvals, subject to certain terms and conditions: (i) take or commit to take any action that limits their respective freedom of action with respect to, or their ability to retain, any property, assets or businesses, and (ii) initiate or defend against any lawsuit, action or proceeding, judicial or administrative, challenging the Merger Agreement or the Mergers.

Until the earlier of the termination of the Merger Agreement or the consummation of the Mergers, the Partnership has agreed to operate its business in the ordinary course consistent with past practice and has agreed to certain other operating covenants and to not take certain specified actions prior to the consummation of the Mergers, as set forth more fully in the Merger Agreement. The Partnership has also agreed to convene and hold a meeting for the purpose of obtaining the Unitholder Approval. In addition, the Merger Agreement requires that, subject to certain exceptions, the board of directors of the Partnership (the “Board”) recommend that the Partnership’s unitholders approve the Merger Agreement and the Mergers. In addition, the Partnership and each of the General Partners has agreed to terminate discussions with other parties relating to a business combination, and to refrain from initiating, soliciting or, subject to certain conditions, knowingly encouraging or facilitating takeover proposals from third parties. Notwithstanding these restrictions, prior to the receipt of the Unitholder Approval, the Partnership may under certain circumstances and in compliance with certain obligations provide non-public information to and participate in discussions or negotiations with third parties with respect to unsolicited alternative takeover proposals. Prior to obtaining the Unitholder Approval, the Board may change its recommendation that the unitholders approve the Merger Agreement and the Partnership Merger under certain specified circumstances in response to a Superior Proposal (as defined in the Merger Agreement) or the occurrence of an Intervening Event (as defined in the Merger Agreement), subject to complying with notice and other specified conditions, including giving Rayonier the opportunity to propose revisions to the terms of the Merger Agreement during a period following such notice.

The Merger Agreement contains certain termination rights for the Partnership and Rayonier, including, among others, the right of Rayonier to terminate the Merger Agreement as a result of the Board changing its recommendation with respect to the Merger Agreement and the Mergers. The Merger Agreement provides that in the event of a termination under specified circumstances, including the one described above, the Partnership will be required to pay Rayonier a termination fee of $20 million.

Voting Agreements

On January 14, 2020, in connection with the execution of the Merger Agreement, Rayonier entered into voting and support agreements (the “Voting Agreements”) with Gordon P. Andrews and certain entities related to him, and Maria M. Pope and certain entities related to her, which collectively beneficially own approximately 16% of the outstanding Partnership Units. The Voting Agreements require, subject to the terms and conditions thereof, their respective signatories to vote their Partnership Units in favor of the Merger Agreement and the Transactions. The Voting Agreements were filed as Exhibits 1.2 and 1.3 to the original filing of this Current Report on Form 8-K filed on January 15, 2020, and are incorporated by reference herein.

Certain Information

The Merger Agreement and the Voting Agreement have been filed as exhibits to the original filing of this report to provide investors and security holders with information regarding their respective terms. Neither agreement is intended to provide any other factual information about the parties thereto or to modify or supplement any factual disclosures about the Partnership or any of its subsidiaries, in the public reports filed by the Partnership with the U.S. Securities and Exchange Commission (the “SEC”). Without limiting the generality of the foregoing, the Merger Agreement includes certain representations, warranties and covenants of the parties thereto made solely for purposes of the Merger Agreement and solely for the benefit of the parties to the Merger Agreement, and which may be subject to important qualifications and limitations agreed to by the parties in connection with the negotiated terms of the Merger Agreement. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual statements of facts or condition of the parties to the Merger Agreement or any of their respective subsidiaries or affiliates. Moreover, some of those representations and warranties (i) may have been qualified by certain documents filed with, or furnished to, the SEC by the parties prior to the date of the Merger Agreement, (ii) may have been qualified by confidential disclosures made to the respective parties in connection with the Merger Agreement, (iii) may not be accurate or complete as of any specified date, (iv) may be subject to a contractual standard of materiality that differs from those generally applicable to the SEC filings of the parties, or (v) may have been used for purposes of allocating risk among the parties to the Merger Agreement rather than establishing matters as facts.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Partnership. In connection with the proposed acquisition, the Partnership intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form. The Partnership unitholders are urged to read all relevant documents filed with the SEC, including such proxy statement when it becomes available, because they will contain important information about the proposed Transaction and the parties to the proposed Transaction. Investors and unitholders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from the Partnership at http://www.orminc.com or by directing a request to the Partnership at (360) 697-6626 or investors@orminc.com.

Participants in the Solicitation

The Partnership and its directors, executive officers, general partners, limited partners and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from unitholders in favor of the proposed transaction. Information about the Partnership’s directors and executive officers is set forth in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 5, 2019. This document may be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants which may, in some cases, be different than those of the Partnership’s unitholders generally, will also be included in the proxy statement relating to the proposed Mergers, when it becomes available.

Cautionary Note Regarding Forward-Looking Statements

The information contained in this communication includes “forward-looking statements.” All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical facts, are forward-looking statements. Such statements use forward-looking words such as “proposed,” “anticipate,” “project,” “potential,” “could,” “should,” “continue,” “estimate,” “expect,” “may,” “believe,” “will,” “plan,” “seek,” “outlook” and other similar expressions that are intended to identify forward-looking statements, although some forward-looking statements are expressed differently. These statements discuss future expectations and contain projections, including without limitation the expectation that the Mergers will occur at the estimated time or at all. Specific factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to: (i) changes in federal, state, local and foreign laws and regulations to which the Partnership is subject, including those governing timber harvesting, transportation and sale (particularly international sales) and those that treat the Partnership as a partnership for federal income tax purposes; (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, wildfires, environmental releases and natural disasters; (iii) changes in the marketplace for the Partnership’s products or services, such as increased competition or general reductions in demand; (iv) adverse regional, national, or international economic conditions, adverse capital market conditions and adverse political developments; (v) demonstrations, shutdowns or interruptions at the Partnership’s tree farms and points of delivery; (vi) unanticipated capital expenditures in connection with the construction, repair or replacement of the Partnership’s assets; (vii) volatility in the price of timber and related products; (viii) nonpayment or nonperformance by the Partnership’s customers; (ix) Rayonier’s ability to integrate the Partnership’s business with its own and to realize anticipated cost savings and other efficiencies and benefits; (x) the Partnership’s risk of failure to receive the Unitholder Approval on a timely basis or otherwise; (xi) the possibility that competing offers or acquisition proposals for the Partnership will be made or that a change in its assets or business prospects will affect the desirability of the Transactions (as defined in the Merger Agreement); (xii) the possibility that any or all of the various conditions to the consummation of the Mergers may not be satisfied or waived, including the failure to receive antitrust or other regulatory approvals (or any conditions, limitations or restrictions placed on such approvals); (xiii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (xiv) the effect of the announcement or pendency of the Mergers or the Partnership’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers, third-party contractors, and others with which it does business, or its operating results and business generally; (xv) risks related to diverting management’s attention from the Partnership’s ongoing business operations; (xvi) the risk that unitholder litigation in connection with the Mergers may result in significant costs to defend or resolve; and (xvii) the cautionary discussion of risks and uncertainties detailed in Part I, Item 1A, “Risk Factors” and Part II, Item 7, “Management’s

Discussion and Analysis of Financial Condition and Results of Operations” of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (as filed with the SEC on March 5, 2019) and other risk factors identified herein or from time to time in the Partnership’s periodic filings with the SEC. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of the Partnership’s forward-looking statements. Other known or unpredictable factors also may have material adverse effects on future results. Consequently, all of the forward-looking statements made in this communication are qualified by these cautionary statements, and the Partnership cannot assure you that actual results or developments that it anticipates will be realized or, even if substantially realized, will have the expected consequences to or effect on the Partnership or its business or operations.

The forward-looking statements contained in this communication speak only as of the date hereof. Although the expectations in the forward-looking statements are based on the current beliefs and expectations of the Partnership and its general partners, readers should use caution not to place undue reliance on any such forward-looking statements because such statements speak only as of the date hereof. Except as required by federal and state securities laws, the Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to the Partnership or any person acting on the Partnership’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this communication and in the Partnership’s future periodic reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication may not occur.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP

DATE: January 17, 2020	BY:	/s/ Thomas M. Ringo
Thomas M. Ringo
President and Chief Executive Officer, Pope Resources, A Delaware Limited Partnership, and Pope MGP, Inc., General Partner (Principal Executive Officer)